Exhibit 99.2


                  [Commonwealth Bancorp, Inc. Letterhead]


For Release:   IMMEDIATELY

Contact:       Brian J. Maguire, Vice President, Marketing
               Commonwealth Bank
               (610) 313-1937



  James D. Danella Named Director of Commonwealth Bancorp, Inc.



     Norristown, PA, December 21, 2001 - Commonwealth
Bancorp, Inc. (NASDAQ:CMSB), today announced that James D.
Danella has been appointed to its Board of Directors.

     Mr. Danella is President and Chief Executive Officer of The Danella Companies, Inc. located in Plymouth Meeting, PA. The primary business of the Danella Companies is to provide construction and engineering services to the major telephone, electric and gas utility companies throughout the United States. Mr. Danella is also involved in a variety of real estate development and investment projects.

     "We are extremely pleased that Jim has accepted our offer to join the Board. His experience in directing the growth, development and expansion of the Danella Companies will be invaluable as we continue to grow our banking franchise in Southeast Pennsylvania," stated Patrick J.
Ward, President and Chief Executive Officer, Commonwealth
Bank.

     Mr. Danella is a graduate of Villanova University in Villanova, Pennsylvania. He is a member of the National
Campaign Steering Committee and the Leadership Gifts
Committee of Villanova University. Mr. Danella is also a member of the Board of Trustees of LaSalle College High
School and a member of the Patrons Foundation. He resides in Gwynedd, Pennsylvania with his wife and five children.

     Commonwealth Bancorp, Inc., with consolidated assets of $1.8 billion, is the holding company for Commonwealth Bank, which has 59 branches throughout southeast Pennsylvania.